Exhibit 10.23
ALLEGHENY TECHNOLOGIES INCORPORATED
2007 INCENTIVE PLAN
ADMINISTRATIVE RULES FOR THE
PERFORMANCE EQUITY PAYMENT PROGRAM
Effective as of January 1, 2010
Article I. Adoption and Purpose of the Program
     1.01 Adoption. These administrative rules are adopted by the Personnel and Compensation Committee of the Board of Directors as a part of the Allegheny Technologies Incorporated 2007 Incentive Plan (the “Plan”), as may be amended from time to time, pursuant to the authority reserved in Section 3.01 of the Plan. The rules for the Performance Equity Payment Program (the “PEPP”) shall be the authorization and guidelines for making certain automatic grants of Restricted Stock and Deferred Salary under Article VI of the Plan for calendar years 2010, 2011 and 2012 and administering the grants once made. Capitalized terms used but not defined in these administrative rules shall have the same meanings as in the Plan.
     1.02 Purpose. The purposes of the PEPP are primarily to assist the Corporation in retaining outstanding executive talent in light of the prevailing economic conditions.
Article II. Definitions
     For purposes of these administrative rules, the capitalized terms set forth below shall have the following meanings:
     2.01 Award Agreement means a written agreement between the Corporation and a Participant or a written acknowledgment from the Corporation specifically setting forth the terms and conditions of a Restricted Stock Award or a Deferred Salary Award granted to a Participant pursuant to Article VI of these administrative rules, which terms and conditions may be set forth by incorporation of these administrative rules.
     2.02 Base Salary means the rate of pay determined by the Committee for the particular calendar year in which a Date of Grant occurs.
     2.03 Board means the Board of Directors of the Corporation.
     2.04 Business Day means any day on which the New York Stock Exchange shall be open for trading.
     2.05 Cause means a determination by the Committee that a Participant has engaged in conduct that is dishonest or illegal, involves moral turpitude or jeopardizes the Corporation’s right to operate its business in the manner in which it is now operated.
     2.06 Change in Control means any of the events set forth below:
          (a) The acquisition in one or more transactions, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of Corporation Voting Securities in excess of 25% of the Corporation Voting Securities unless such acquisition has been approved by the Board; or

          (b) Any election has occurred of persons to the Board that causes two-thirds of the Board to consist of persons other than (i) persons who were members of the Board on January 1, 2010 and (ii) persons who were nominated for election as members of the Board at a time when two-thirds of the Board consisted of persons who were members of the Board on January 1, 2010; provided, however, that any person nominated for election by the Board at a time when at least two-thirds of the members of the Board were persons described in clauses (i) and/or (ii) or by persons who were themselves nominated by such Board shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in clause (i); or
          (c) Approval by the stockholders of the Corporation of a reorganization, merger or consolidation, unless, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Stock and Corporation Voting Securities immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of the Outstanding Stock and Corporation Voting Securities immediately prior to such reorganization, merger or consolidation, as the case may be; or
          (d) Approval by the stockholders of the Corporation of (i) a complete liquidation or dissolution of the Corporation or (ii) a sale or other disposition of all or substantially all the assets of the Corporation.
     2.07 Committee means the Personnel and Compensation Committee of the Board.
     2.08 Corporation means Allegheny Technologies Incorporated, a Delaware corporation, and its successors.
     2.09 Corporation Voting Securities means the combined voting power of all outstanding voting securities of the Corporation entitled to vote generally in the election of the Board.
     2.10 Date of Grant means the Business Day as of which a Restricted Stock Award or Deferred Salary Award is granted in accordance with Article VI of these administrative rules.
     2.11 Deferred Salary means a grant of cash deferred to the end of the year in which the grant is made. A Deferred Salary award shall be base salary for purposes of the Company’s Supplemental Pension Plan and Restoration Plan.
     2.12 Deferred Salary Award means a grant of cash deferred to the last day of the year in which the Date of Grant occurs under Article VI of these administrative rules.
     2.13 Disability means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the participant’s employer.
     2.14 Effective Date means, with respect to the PEPP, January 1, 2010.
     2.15 Exchange Act means the Securities Exchange Act of 1934, as amended.

     2.16 Fair Market Value means, as of any given date, the average of the high and low trading prices of the Common Stock on such date as reported on the New York Stock Exchange or, if the Common Stock is not then traded on the New York Stock Exchange, on such other national securities exchange on which the Common Stock is admitted to trade, or, if none, on the National Association of Securities Dealers Automated Quotation System if the Common Stock is admitted for quotation thereon; provided, however, if there were no sales reported as of such date, Fair Market Value shall be computed as of the last date preceding such date on which a sale was reported; provided, further, that if any such exchange or quotation system is closed on any day on which Fair Market Value is to be determined, Fair Market Value shall be determined as of the first date immediately preceding such date on which such exchange or quotation system was open for trading.
     2.17 Outstanding Stock means, at any time, the issued and outstanding Common Stock.
     2.18 PEPP means the Performance Equity Payment Program as set forth in these administrative rules as the same may be amended from time to time.
     2.19 Participant means all (but only) persons specifically named in Exhibit A for named executive officers or Exhibit B for other Participants by the Committee from time to time. The extent of a Participant’s participation shall be set forth on Exhibit A or Exhibit B, as applicable.
     2.20 Performance Criteria means the Corporation’s income before taxes, as determine in accordance with GAAP, reaching the following levels for the calendar years indicated: 2010 – break even or greater; 2011, $50 million or greater; and 2012, $100 million or greater.
     2.21 Plan means the Allegheny Technologies Incorporated 2007 Incentive Plan, as the same may be amended from time to time.
     2.22 Retirement means a cessation of employment for reasons other than Cause and as otherwise defined in the Plan.
     2.23 Restricted Period means absent a different period set forth by the Committee with respect to a Restricted Stock Award or a Deferred Salary Award, the period beginning on the Date of Grant of the respective Award and ending on the last Business Day of the calendar year in which the Date of Grant occurs, in each case as set forth on Exhibit A or Exhibit B, as applicable.
     2.24 Restricted Stock means shares of Corporation Stock subject to the restrictions set forth in these administrative rules or in an Award Agreement.
     2.25 Restricted Stock Award means a grant of Restricted Stock which cannot be delivered until the last Business Day of the calendar year in which the Date of Grant occurs under Article VI of these administrative rules.
     2.26 Stock means Common Stock, par value $0.10 per share, of the Corporation.
     2.27 Withholding Obligations means the amount of federal, state and local income and payroll taxes if any the Corporation determines in good faith must be withheld with respect to a the vesting of a Restricted Stock Award. Withholding Obligations may be settled by the Participant, as permitted by the Committee in its discretion, in shares of Stock otherwise deliverable under the TRSP, cash, previously owned shares of Stock or any combination of the foregoing.
Article III. Administration
     In addition to any power reserved to the Committee under Article III of the Plan, the PEPP shall be administered by the Committee, which shall have exclusive and final authority and discretion in each determination, interpretation or other action affecting the PEPP and its Participants. The Committee shall have the sole and absolute authority and discretion to interpret the PEPP, to modify these administrative rules for the PEPP under and make such other determinations in connection with the PEPP as it may deem necessary or advisable. It is the intent of these administrative rules and of the Committee in adopting these administrative rules to have the PEPP operate automatically and without exercise of discretion except to the extent necessary to supplement the administrative rules.
Article IV. Stock Issuable under the PEPP
     4.01 Number of Shares of Stock Issuable. The Stock to be offered under the PEPP shall be authorized and unissued Stock, or Stock which shall have been reacquired by the Corporation and held in its treasury.
     4.02 Shares Subject to Terminated Awards. Shares of Restricted Stock forfeited as provided in Section 6.01 or, for named executive officers, on Exhibit A or, for other Participants, on Exhibit B of these administrative rules may again be issued under the PEPP.
Article V. Participation
     5.01 Participants. Participants in the PEPP shall be those individuals specifically named by the Committee and set forth on Exhibit A or Exhibit B, as applicable to these administrative rules. No employee of the Company may become a Participant without being designated by the Committee and included on Exhibit A or Exhibit B as applicable. Each Participant shall be eligible for grants of Restricted Stock Awards and/or Deferred Salary Awards as provided in Section 6.01 of these PEPP Rules. Upon a person’s designation as a Participant, the Committee shall promptly provide to each such person these administrative rules and confirm in writing the person’s eligibility to participate in the PEPP.
Article VI. Grants under the PEPP
     6.01 Automatic Grants. Participants shall be automatically entitled to grants of shares of Restricted Stock or Deferred Salary as set forth on Exhibit A for named executive officers and for other Participants, on Exhibit B with respect to calendar years 2010, 2011 and 2012 as of the first Business Day, respectively, of each calendar year subject, only for Restricted Stock Awards, to the availability of shares under the Plan. The number of shares of Restricted Stock in a particular Restricted Stock Award shall be determined by taking the dollar amount as described on Exhibit A or Exhibit B, as applicable and dividing by the average of the high and low trading prices of a share of Corporation Common Stock on the Date of Grant and partial shares shall be denominated in cash as a part of the Restricted Stock Award. The Committee (or its designee, who may be an employee of the Corporation) shall promptly document each automatic grant in an Award Agreement and/or shares of Stock bearing a legend limiting the sale thereof. However, any delay in the documentation of an automatic grant shall not diminish the Participants rights thereto.
     6.02 Subsequent Grants. The Committee may, but shall not be required to, make additional and subsequent grants under the PEPP in its sole and absolute discretion.
Article VII. Determination of Performance Reward Criteria and Delivery of Stock
     7.01 Restrictions. Unless the Committee provides for additional restrictions:
(a) None of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period and any attempt to sell, transfer, assign, pledge or otherwise encumber or dispose of the shares of Restricted Stock shall automatically and without further action by the Committee cause the Restricted Stock Award and shares of Restricted

Stock evidenced thereby to be forfeited; (b) amounts of cash granted in Deferred Salary Awards cannot be transferred, assigned, pledged, encumbered, or hypothecated and any attempt to transfer, assign, pledge, encumber or hypothecate the amount of cash in a Deferred Salary Award shall automatically and without further action of the Committee cause the Deferred Salary Award and the amount of cash represented thereby to be forfeited; (c) the shares of Restricted Stock in a Restricted Stock Award and the amount of cash in a Deferred Salary Award shall be forfeited without further action of the Committee or the Corporation if the Participant ceases to be an employee of the Company for reasons other than those permitted under Section 7.02 of these administrative rules prior to the end of the Restricted Period; (d) the shares of Restricted Stock in a Restricted Stock Award and a the amount of cash in a Deferred Salary Award shall be forfeited without further action of the Committee if the Performance Criteria for a particular year are not met for the Restricted Period; and (e) shares of Restricted Stock in a Restricted Stock Award and cash in a Deferred Salary Award shall be held in the custody of the Corporation or its designee until such time as the Restricted Period shall have been completed. The shares of Restricted Stock in a Restricted Stock Award shall bear a legend comparable to the following legend which may reference the provisions of an Award Agreement in substitution for the language of these rules:
THE TRANSFERABILITY OF THESE SHARES IS SUBJECT TO THE TERMS AND CONDITIONS SET OUT IN ADMINISTRATIVE RULES FOR THE PERFORMANCE EQUITY PAYMENT PROGRAM PROMULGATED UNDER THE ALLEGHENY TECHNOLOGIES INCORPROATED 2007 INCENTIVE PLAN. A COPY OF THOSE ADMINISTRATIVE RULES IS ON FILE AT THE OFFICE OF THE CORPORATION.
     7.02 Vesting of Restricted Stock and Deferred Salary. The Restricted Period will end and shares of Restricted Stock in a Restricted Stock Award and amounts of cash in a Deferred salary Award shall vest and become the property of each Participant at the end of the Restricted Period of that Restricted Stock Award or the Deferred Salary Award, provided the Participant is then an employee of the Corporation or if earlier upon the death, Disability or Retirement of the Participant and the Performance Criteria for the particular year are estimated by the Committee to be met as of the applicable December 31st. Unless an Award Agreement provides otherwise, in the case of death, Disability or Retirement, the Participant or his or her beneficiary, as the case may be, shall receive a proportionate number of shares or amount of cash when such shares or cash would otherwise be delivered to other Participants determined by multiplying the number of shares or amount of cash by a fraction, the numerator of which is the number of days after the Date of Grant before the date of death, Disability or Retirement and the denominator is 365.
     7.03 Delivery of Shares and Cash. Except as may be provided by the Committee or elected by a Participant pursuant to this Section 7.03, shares without restrictive legends or cash shall be delivered to the Participant as promptly as possible at the last Business Day of the Restricted Period if the last day of the Restricted Period is a Business Day or, if not a Business Day, or the last Business Day immediately preceding the last day of the Restricted period with respect to a Restricted Stock Award or a Deferred Salary Award. This Section 7.03 shall be interpreted and administered in accordance with and to avoid additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended. If, in the reasonable judgment of the Committee or its designee, the Corporation has Withholding Obligations with respect to a particular Restricted Stock Award or Deferred Salary Award, the shares without the restrictive legend or cash shall not be delivered to the Participant unless or until the Withholding Obligations are satisfied in a manner acceptable to the Committee. All shares without restrictive legends shall be delivered to the Participant by placing such shares or causing such shares to be placed in the U.S. mail, postage prepaid, to the address indicated by the Participant. Cash shall be delivered by direct deposit or in a check as directed by the Participant.

Article VIII. Miscellaneous
     8.01 Application of Provisions of Plan. Except as set forth in these administrative rules, the provisions of the Plan shall apply to these administrative rules and are incorporated herein as if set forth at length.
     8.02 Change in Control. In the event of a Change in Control, all then uncompleted Restricted Periods shall end and the Stock shall vest immediately coincident with the Change in Control. In addition, shares or cash for which a Participant elected a deferral of delivery under Section 7.03 shall be delivered to the Participant coincident with the Change in Control. The intent of this provision is to permit and facilitate the Participant’s ability to deliver cash or shares for sale or exchange in connection with that Change in Control.
     8.03 Securities Laws Restrictions. Any Restricted Stock Award denominated in Common Stock shall be subject to the requirement that if at any time the Committee shall determine that any listing or registration of the shares of Common Stock or any consent or approval of any governmental body or any other agreement or consent is necessary or desirable as a condition to the granting of a Restricted Stock Award or issuance of shares of Common Stock or cash in satisfaction thereof, such grant of an award or issuance of shares of Common Stock may not be consummated unless such requirement is satisfied in a manner acceptable to the Committee. It is intended, unless the Committee determines otherwise, that the PEPP complies with Rule 16b-3 as issued by the Securities and Exchange Commission. All interpretations of the PEPP relating to Statutory Insiders shall be consistent with that Rule 16b-3 and the Exchange Act. In order to maintain compliance with any of Rule 16b-3 or the Exchange Act, the Committee may adopt such other administrative rules or provide restrictions on outstanding Restricted Stock Awards as it in its discretion shall deem necessary and such administrative rules or restrictions shall apply to outstanding Restricted Stock Awards as if set forth in these administrative rules or an applicable Award Agreement.
     8.04 Investment Representation. By accepting a Restricted Stock Award, each Participant shall agree that the shares acquired in connection with that Restricted Stock Award are acquired for investment and not for resale or with a view to the distribution thereof and, upon demand, each Participant shall deliver to the Committee a written representation to that effect in a form and substance satisfactory to the Committee. Upon demand, delivery of such representation prior to the delivery of shares of Stock shall be a condition precedent to the Participant’s right to receive such shares of Stock.
     8.05 No Rights as Stockholders. Participants shall have no rights as shareholders of the Corporation prior to the actual delivery of shares of Common Stock, except that the Participant shall be entitled to receive a cash payment when the shares of Restricted Stock vest equal in amount to the value of any dividends declared and paid on shares represented by a Restricted Stock Award prior to the end of the Restricted Period and the Participant shall have the right to vote Restricted Shares during the Restricted Period.
     8.06 Non-Uniform Determinations. The actions and determinations of the Committee need not be uniform and may be taken or made by the Committee selectively among employees or Participants, whether or not similarly situated.
     8.07 Amendment and Termination of Administrative Rules. The Committee shall have complete power and authority to amend or terminate these administrative rules at any time it is deemed necessary or appropriate. No termination or amendment of the administrative rules may, without the consent of the Participant to whom any award shall theretofore have been granted under the PEPP, adversely affect the right of such individual under such award; provided, however, that the Committee may, in its sole discretion, make such provision in the Award Agreement for amendments which, in its sole discretion, it deems appropriate.

EXHIBIT A
Year	Amount and Type of Automatic Award	Restricted Period Ends on Business Day Coincident With or Next Preceding Business Day
L. Patrick Hassey

2010	One time Base Salary as Deferred Salary One time Base Salary as Restricted Stock	December 31, 2010 December 31, 2010

2011	One time Base Salary as Deferred Salary One time Base Salary as Restricted Stock	December 31, 2011 December 31, 2011

2012	One time Base Salary as Deferred Salary One time Base Salary as Restricted Stock	December 31, 2012 December 31, 2012

Richard J. Harshman

2010	One time Base Salary as Restricted Stock	December 31, 2010

2011	One time Base Salary as Restricted Stock	December 31, 2011

2012	One time Base salary as Restricted Stock	December 31, 2012

Jon D. Walton

2010	One half times Base Salary as Deferred Salary On half times Base Salary as Restricted Stock	December 31, 2010 December 31, 2010

2011	One half times Base Salary as Deferred Salary One half times Base Salary as Restricted Stock	December 31, 2011 December 31, 2011

2012	One half times Base Salary as Deferred Salary One half times Base Salary as Restricted Stock	December 31, 2012 December 31, 2012

Lynn D. Davis

2010	One time Base Salary as Restricted Stock	December 31, 2010

2011	One time Base Salary as Restricted Stock	December 31, 2011

2012	One time Base Salary as Restricted Stock	December 31, 2012

Terry L. Dunlap

2010	One time Base Salary as Restricted Stock	December 31, 2010

2011	One time Base Salary as Restricted Stock	December 31, 2011

2012	One time Base Salary as Restricted Stock	December 31, 2012
END OF EXHIBIT A

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